UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549



                                    FORM 8-K



                                 CURRENT REPORT

     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report ( Date of earliest event reported )        January 30, 2001.



                               Sklar Corporation

            ( Exact name of registrant as specified in its charter )



      Pennsylvania                   1-6107                     44-0625447

(State or other jurisdiction      (Commission              (IRS Employer
   of incorporation)              File Number)            Identification No.)


            889 South Matlack Street, West Chester, PA    19382

         (Address of principal executive offices )     ( Zip Code )



Registrant's telephone number, including area code: 610-430-3200

Item 5. Other Events

               The shareholders of Sklar Corporation (the "Company") approved a 1 for 50,000 reverse stock split of its Common Stock and the payment of $0.46 per share to redeem all fractional shares resulting from the reverse stock split. As a result, the number of shareholders of record of the Company's Common Stock will be reduced from approximately 769 to 3. Also, a majority of the holders of the Company's Series A Preferred Stock (the "Series A Preferred") approved an amendment to the terms of the Series A Preferred permitting the redemption of the fractional Common Stock shares. This amendment will be effective on or about February 10, 2001. In all other respects, the Series A Preferred is not affected by the reverse stock split.

               Upon the effectiveness of the Series A Preferred amendment, the Company will file a Form 15 with the Securities and Exchange Commission and terminate its obligations to file reports with the Commission pursuant to Rule 12g-4(a)(1)(i)under the Securities Exchange Act of 1934, as amended.

               Holders of Common Stock will be contacted shortly after the filing of the Form 15 with instructions on how to deliver their Common Stock share certificates and receive fractional shares payments. Common Stock shareholders desiring to change or verify their contact information with respect to their Common Stock should contact the Company's transfer agent, American Stock Transfer Company by mail at 59 Maiden Lane, New York, NY 10038, by telephone at (800) 937-5449 or by e-mail at info@amstock.com.

Item 7. Financial Statements and Exhibits

None.

                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                                    SKLAR CORPORATION
                                                    (Registrant)

Dated:   January 31, 2001                           By: /s/ Don Taylor
         -----------------                          -------------------------
                                                       President